EXHIBIT 99.1


From:    DRYCLEAN USA. Inc.
         290 NE 68 Street
         Miami, FL  33138
         Michael Steiner  (305) 754-4551
         Venerando Indelicato  (813) 814-0722

FOR IMMEDIATE RELEASE

DRYCLEAN USA, Inc. Announces Third Quarter Results
--------------------------------------------------

Revenues And Earnings Increase For The Nine And Three Month Periods
-------------------------------------------------------------------


Miami, FL - May 15, 2006 - DRYCLEAN USA, Inc. (AMEX:DCU) today reported improved operating results for both the nine and three month periods ended March 31, 2006.

Revenues increased 3.4% for the first nine months of fiscal 2006 to $14,389,739 from $13,916,135 for the same period of last year. Net earnings increased 14.7% to $610,813 or $.09 per diluted share for the first nine months of fiscal 2006 from $532,648 or $.08 per diluted share for the same period of fiscal 2005.

For the third quarter of fiscal 2006, revenues increased by 27.8% to $5,697,793 from $4,459,045 in the third quarter of last year. Net income for the fiscal 2006 three month period increased 44.4% to $229,606 or $.03 per diluted share from $159,046 or $.02 per diluted share from the third quarter of fiscal 2005.

Venerando J. Indelicato,  Chief Financial Officer of DRYCLEAN USA, Inc., stated:
"We are getting past the shipment delays which occurred during the first six months of fiscal 2006 caused by hurricanes Katrina and Wilma. The delayed shipments, mostly in laundry equipment, have largely caught up in the third quarter as shown by the substantial increase in sales in the quarter." Mr. Indelicato also indicated that the Company expected continued improvement for the fourth quarter.

DRYCLEAN USA, Inc. through its subsidiaries is one of the nation's leading distributors of industrial laundry, dry cleaning machines and steam boilers. Its subsidiary, DRYCLEAN USA License Corp, is one of the largest franchise and license operations in the dry cleaning industry, currently consisting of over 400 franchised and license stores in the United States, the Caribbean and Latin America.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements. Information concerning such factors are discussed in Company reports filed with the Securities and Exchange Commission.

================================================================================

DRYCLEAN USA, Inc.

                          DRYCLEAN USA, Inc. (AMEX:DCU)

                    Summary Consolidated Statements of Income

                                       Nine months ended                Three months ended
                                            March 31,                         March 31,
                                      2006            2005              2006             2005

Revenues                          $14,389,739      $13,916,135      $ 5,697,793      $ 4,459,045

Earnings before income taxes          985,181          887,746          370,333          265,077
Provision for income taxes            374,368          355,098          140,727          106,031
---------------------------------------------------------------------------------------------------------
Net earnings                      $   610,813      $   532,648      $   229,606      $   159,046

Basic and diluted

  earnings per share              $       .09      $       .08      $       .03      $       .02


Weighted average shares
  outstanding:

    Basic                           7,024,450        7,022,711        7,024,450        7,024,450
    Diluted                         7,033,495        7,036,942        7,032,253        7,041,717